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                                                                     EXHIBIT 8.1

                     [LETTERHEAD OF MAYER, BROWN & PLATT]


                                  June 21, 1996




People's Bank
850 Main Street
Bridgeport, Connecticut  06604


          Re:  People's Bank Credit Card Master Trust
               Floating Rate Class A Asset Backed Certificates,
               Series 1996-1; Floating Rate Class B Asset Backed
               Certificates, Series 1996-1
               -------------------------------------------------

Ladies and Gentlemen:

     We have acted as special tax counsel to People's Bank, a Connecticut stock savings bank (the "Company"), in connection with (i) the proposed issuance and sale by the Company of the Floating Rate Class A Asset Backed Certificates, Series 1996-1 (the "Class A Certificates") and the Floating Rate Class B Asset Backed Certificates, Series 1996-1 (the "Class B Certificates" and together with the Class A Certificates, the "Certificates") issued by People's Bank Credit Card Master Trust pursuant to the Pooling and Servicing Agreement, dated as of June 1, 1993, between the Company, as Seller and Servicer, and Bankers Trust Company, a New York banking corporation, as Trustee, and the Series 1996-1 Supplement thereto (collectively, the "Pooling and Servicing Agreement"), and
(ii) the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-1 (as amended by Amendment No. 2 thereto, the "Registration Statement").

     We are familiar with the proceedings to date in connection with the proposed issuance and sale of the Certificates and in order to express our opinion hereinafter stated, (a) we have examined copies of the form of the Pooling and Servicing Agreement and the form of the Certificates filed as exhibits to the Registration Statement (collectively the "Operative Documents") and (b) we have examined such other records and documents and such matters of law, and we have satisfied ourselves as to such matters of fact, as we have considered relevant for purposes of this opinion.
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MAYER, BROWN & PLATT

People's Bank
June 21, 1996
Page 2

     The opinion set forth in this letter is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein.

     We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America to the extent specifically referred to herein.

     Based on and subject to the foregoing and assuming that the Operative Documents are executed and delivered in substantially the form we have examined, we hereby confirm that the statements described to be our legal opinions in the Prospectus which constitutes a part of the Registration Statement (the "Prospectus") under the heading "Certain Federal Income Tax Consequences" constitute our opinions as to the material federal income tax consequences discussed therein. There can be no assurance, however, that the tax conclusions presented therein will not be successfully challenged by the IRS, or significantly altered by new legislation, changes in IRS positions or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the headings "Prospectus Summary -- Tax Status" and "Certain Federal Income Tax Consequences" in the Prospectus.

                              Very truly yours,


                          /s/ Mayer, Brown & Platt